UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     March 6, 2007

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

Brown-Forman Corporation issued a press release today, March 6, 2007 reporting results of its operations for the fiscal quarter ended January 31, 2007. A copy of this Brown-Forman Corporation press release is attached hereto as Exhibit 99.1.


Item 9.01.  Financial Statements and Exhibits

 (a)      Not applicable.
 (b)      Not applicable.
 (c)      Exhibits.
          99.1     Press Release, dated March 6, 2007



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   March 6, 2007                      By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President and
                                                Assistant Corporate Secretary



Exhibit Index
99.1 Press Release, dated March 6, 2007, issued by Brown-Forman Corporation, reporting results of operations for the fiscal quarter ended January 31, 2007.

                                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS STRONG THIRD QUARTER EARNINGS OF $0.90 PER SHARE

Louisville, KY, March 6, 2007 - Brown-Forman Corporation reported earnings per share for its third quarter ended January 31, 2007 of $0.90, down 8% from the $0.97 recorded in the same prior year period.(1) The decline in reported earnings was driven by the absence of a net $0.14 per share benefit related to changes in our Australian distribution joint venture and a $0.04 per share gain on the sale of winery property, both recorded in last year's third quarter. Excluding these and other items, underlying earnings per share were $0.89, up 12% from $0.80 per share earned in the same prior year period.(2) Higher earnings in the quarter were driven by solid profit growth for Jack Daniel's Tennessee Whiskey, Southern Comfort, Finlandia, and the Jack Daniel's & Cola ready-to-drink product sold primarily in Australia.

Third quarter revenues grew 20% to $755 million. Gross profit grew 17% to $387 million with solid growth coming from all of the company's premium brands. Revenue comparisons to the prior year period also benefited from the above-mentioned changes to the company's distribution arrangements in Australia and a weaker U.S. dollar, which accounted for approximately half the reported growth.

--------
(1) All financial and statistical information contained in this press release relates to the continuing operations of the company's business unless otherwise stated. Earnings per share refers to diluted earnings per share.
(2) Underlying earnings per share represent reported earnings per share adjusted for certain items. A reconciliation from reported to underlying earnings per share (a non-GAAP measure) and the reasons why management believes these adjustments to be useful to the reader, is included in Notes to Schedule A and B of this press release.

Advertising expenses increased 11% to $94 million in the quarter as a result of additional investments primarily behind Jack Daniel's, Finlandia, and Chambord, as well as a weaker U.S. dollar. SG&A expenses increased 14% to $129 million due in part to transition expenses associated with the acquisition of the Casa Herradura brands and increased investments due to changes in the company's route-to-market strategy in certain international markets, particularly Australia.

Jack Daniel's global depletions(3) continued to grow at a mid-single digit rate in the quarter, with volumes growing in the low-single digits in the U.S. and at a double-digit rate internationally. Notable double-digit volume gains were recorded in several of the brand's key international markets such as the UK, Germany, South Africa, France, Australia, and Japan. Global volumes for Southern Comfort grew at a mid-single digit rate in the quarter led by strong growth in the UK and South Africa, while the U.S. advanced at a low single-digit rate. Finlandia volumes grew at a double-digit rate, fueled by continued strong growth in Eastern Europe.

For the first nine months of the fiscal year, reported earnings per share were $2.66, up 3% from the $2.59 earned in the same period last year. Underlying earnings per share, when adjusted for certain items, increased 10%(4). Year-to-date growth is being driven by strong performance from Jack Daniel's, Southern Comfort, Finlandia and Jack Daniel's & Cola in Australia, as well as the benefit of a weaker U.S. dollar.

The company's gross margin on a stripped net sales basis(5) (gross profit as a percentage of net sales excluding excise tax) for the first nine months of the fiscal year was 67.0%, up from 66.5% in the prior-year period due to the benefits of a weaker U.S. dollar, price increases, and favorable sales mix shift. Management believes excluding excise tax from the gross margin calculation provides a more meaningful comparison because of changes in the company's distribution structures in several markets. These changes result in the company collecting and remitting excise taxes which are reported in net sales and cost of sales, preventing effective comparison across periods where the same distribution structures were not employed.

--------
(3) Depletions are shipments from wholesaler distributors to retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
(4) Underlying earnings per share represent reported earnings per share adjusted for certain items. A reconciliation from reported to underlying earnings per share (a non-GAAP measure) and the reasons why management believes these adjustments to be useful to the reader, is included in Notes to Schedule A and B of this press release.
(5) The calculation of the company's gross profit margin on a stripped net sales basis is included in Schedule C of this press release.

Full-Year Outlook

Excluding the recent acquisition of Casa Herradura, and on a comparable basis with prior guidance for this year, the company is narrowing the range of its full-year earnings outlook to $3.20 to $3.30 per share. This compares favorably to the $3.14 to $3.30 per share guidance provided at the end of the second quarter. This updated outlook continues to include an $0.08 per share gain from the sale of the company's Italian winery and represents forecasted growth of 10% to 14% over adjusted prior-year earnings of $2.90 per share. The revised outlook anticipates, in the fourth quarter of the fiscal year, an expected higher tax rate versus the prior year period, further increases in spending behind the company's premium global brands, higher grain costs, and expected further reductions in global distributor inventory levels.

As previously communicated, the company projects the acquisition of Casa Herradura, which closed on January 18, 2007, to be dilutive to earnings for this fiscal year in the range of $0.14 to $0.18 per share, which includes $0.02 reported in the third quarter.

Brown-Forman will host a conference call to discuss third quarter results at 10:00 a.m. (EST) today. All interested parties in the U.S. are invited to join the conference by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410 and ask for the Brown-Forman call. No password is required. The company suggests that the participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman's Internet Web site, www.brown-forman.com, and then click on the link to "Investor Relations."

For those unable to participate in the live call, a digital replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 9698939. A digital audio recording of the conference call will also be available on the web page approximately one hour after the conclusion of the conference call. The replays will be available for at least 30 days.

Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Tequila Herradura, el Jimador Tequila, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, and Hartmann Luggage.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

 - changes in general economic conditions, particularly in the United States where we earn a significant portion of our profits;
 - lower consumer confidence or purchasing in the wake of catastrophic events;
 - tax increases, whether at the federal or state level or in major international markets and/or tariff barriers or other restrictions affecting beverage alcohol;
 - limitations and restrictions on distribution of products and alcohol marketing, including advertising and promotion, as a result of stricter governmental policies adopted either in the United States or globally;
 - adverse developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers alleging that our industry conspired to promote the consumption of alcohol by those under the legal drinking age;
 - a strengthening U.S. dollar against foreign currencies, especially the British Pound, Euro, Australian Dollar, and the Mexican Peso;
 - reduced bar, restaurant, hotel and travel business, including travel retail, in the wake of terrorist attacks;
 - lower consumer confidence or purchasing associated with high energy prices;
 - longer-term, a change in consumer preferences, social trends or cultural trends that results in the reduced consumption of our premium spirits brands;
 - changes in distribution arrangements in major markets that limit our ability to market or sell our products;
 - increases in the price of energy or raw materials, including grapes, grain, wood, glass, and plastic;
 - excess wine inventories or a world-wide oversupply of grapes;
 - termination of our rights to distribute and market agency brands included in our portfolio;
 - counterfeit production of our products could adversely affect our intellectual property rights, brand equity and operating results;
 - adverse developments as a result of state investigations of beverage alcohol industry trade practices of suppliers, distributors and retailers.

                                   Schedule A

                            Brown-Forman Corporation
                            Supplemental Information

                                                     Third Quarter EPS
                                               F2006        F2007       B/(W)

Continuing Operations (reported)              $0.972       $0.898       (8%)

   Adjustments:
      Australia distribution changes          (0.139)
      Gain on sale of winery assets           (0.038)
      Trade inventory adjustments                           0.026
      Foreign exchange                                     (0.055)
      Acquisitions                                          0.023

Continuing Operations (underlying)            $0.795       $0.892       12%


                                   Schedule B

                            Brown-Forman Corporation
                            Supplemental Information

                                                 Year-to-date January EPS
                                               F2006        F2007       B/(W)

Continuing Operations (reported)              $2.594       $2.664        3%

   Adjustments:
      Glenmorangie distribution termination   (0.113)
      Australia distribution changes          (0.139)
      Gain on sale of winery assets           (0.038)      (0.079)
      Trade inventory adjustments             (0.036)       0.008
      Foreign exchange                                     (0.114)
      Acquisitions                                          0.026

Continuing Operations (underlying)            $2.268       $2.505       10%

Notes to Schedule A and B:

Australia distribution changes - Refers to the gain recorded during fiscal 2006 associated with changes in our distribution operations in Australia. The gain represents the receipt of a contractual termination payment, net of the loss of gross profits associated with the change in timing of revenue recognition for shipments to this now wholly-owned operation. We believe this item creates a disproportionate effect on more underlying, core business results, making comparisons difficult to understand for the reader. In addition, we believe that excluding this gain provides helpful information in forecasting and planning the growth expectations of the company.

Glenmorangie distribution termination - Refers to the gain recorded during fiscal 2006 associated with consideration received from the brand owner for the termination of the company's distribution and marketing rights for the Glenmorangie family of brands. We believe this item created a disproportionate effect on more underlying, core business results, making comparisons difficult to understand for the reader. In addition, we believe that excluding this gain provides helpful information in forecasting and planning the growth expectations of the company.

Gain on sale of winery assets - Refers to the gain recorded during fiscal 2006 associated with the company's sale of the former Jekel winery, and the net gain recorded during fiscal 2007 associated with the sale of an Italian winery used in the production of Bolla wines. We believe this item creates a disproportionate effect on more underlying, core business results, making comparisons difficult to understand for the reader. In addition, we believe that excluding this gain provides helpful information in forecasting and planning the growth expectations of the company.

Trade inventory adjustments - Refers to the financial impact of changes in wholesale trade inventories for the company's brands in markets where we use third-party distributors. It does not reflect any changes in markets where the company directly controls the distribution of its brands, such as the UK, Australia, Germany and Poland. We believe it is important to make this adjustment in order for management and investors to understand the results of our business without distortions that can arise from varying levels of wholesale inventories.

Foreign exchange - Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar. We use the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates distort the underlying growth of our business (both positively and negatively). To neutralize the effect of foreign exchange fluctuations, we have historically translated current year results at prior year rates. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis. We believe this allows both management and our investors to understand better our company's growth trends.

Acquisitions - Refers to the various costs associated with the acquisition of both the Casa Herradura brands and Chambord. We believe brand acquisitions can create a disproportionate effect on more underlying, core business results, making comparisons difficult to understand for the reader. In addition, we believe that excluding the acquisition costs of Chambord and Casa Herradura brands provide helpful information in forecasting and planning the growth expectations of the company.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company's reported GAAP results.

                                   Schedule C

                            Brown-Forman Corporation
                           Continuing Operations Only
                            Supplemental Information
                              (Dollars in millions)


                                                        Three Months Ended
                                                            January 31,
                                                    2006                  2007
                                                   ------                ------

Net sales                                          $627.6                $754.8

Excise taxes                                       (132.8)               (172.7)

Net sales (stripped of excise taxes)                494.8                 582.1

Gross profit (as reported)                          330.8                 387.3

Gross margin (stripped net sales basis)             66.9%                 66.5%


                                                         Nine Months Ended
                                                            January 31,
                                                    2006                  2007
                                                   ------                ------

Net sales                                        $1,827.1              $2,115.4

Excise taxes                                       (345.9)               (446.1)

Net sales (stripped of excise taxes)              1,481.2               1,669.3

Gross profit (as reported)                          985.4               1,118.9

Gross margin (stripped net sales basis)             66.5%                 67.0%

                            Brown-Forman Corporation
                      Consolidated Statements of Operations
                 (Dollars in millions, except per share amounts)

                                       Three Months Ended
                                          January 31,
                                      2006           2007         Change
                                     ------         ------        ------
CONTINUING OPERATIONS
   Net sales                         $627.6         $754.8          20%
   Gross profit                       330.8          387.3          17%
   Advertising expenses                84.7           94.2          11%
   Selling, general, and
    administrative expenses           113.3          129.2          14%
   Other (income), net                (32.5)          (4.9)
      Operating income                165.3          168.8           2%
   Interest expense (income), net      (0.3)           2.5
      Income before income taxes      165.6          166.3           0%
   Income taxes                        45.5           54.7
      Net income                      120.1          111.6          (7%)

   Earnings per share:
      Basic                           0.984          0.907          (8%)
      Diluted                         0.972          0.898          (8%)


DISCONTINUED OPERATIONS
   Net income (loss)                   $0.4         $ (6.5)

   Earnings (loss) per share:
      Basic                           0.003         (0.052)
      Diluted                         0.003         (0.052)


TOTAL COMPANY
   Net income                        $120.5         $105.1         (13%)

   Earnings per share:
      Basic                           0.987          0.855         (13%)
      Diluted                         0.975          0.846         (13%)


                                     (more)

                            Brown-Forman Corporation
                      Consolidated Statements of Operations
                 (Dollars in millions, except per share amounts)

                                       Nine Months Ended
                                          January 31,
                                      2006           2007         Change
                                     ------         ------        ------
CONTINUING OPERATIONS
   Net sales                       $1,827.1       $2,115.4          16%
   Gross profit                       985.4        1,118.9          14%
   Advertising expenses               243.2          267.2          10%
   Selling, general, and
    administrative expenses           328.5          378.1          15%
   Other (income), net                (46.7)         (20.1)
      Operating income                460.4          493.7           7%
   Interest expense, net                3.7            5.4
      Income before income taxes      456.7          488.3           7%
   Income taxes                       136.8          157.4
      Net income                      319.9          330.9           3%

   Earnings per share:
      Basic                           2.621          2.694           3%
      Diluted                         2.594          2.664           3%


DISCONTINUED OPERATIONS
   Net loss                          $(77.8)        $ (8.2)

   Loss per share:
      Basic                          (0.637)        (0.066)
      Diluted                        (0.631)        (0.066)


TOTAL COMPANY
   Net income                        $242.1         $322.7          33%

   Earnings per share:
      Basic                           1.984          2.628          32%
      Diluted                         1.963          2.598          32%


                                     (more)

                            Brown-Forman Corporation
                      Condensed Consolidated Balance Sheets
                              (Dollars in millions)

                                                 April 30,           January 31,
                                                   2006                  2007
                                                 --------              --------
Assets:
Cash and cash equivalents                        $  474.8              $  253.9
Short-term investments                              159.9                 149.8
Accounts receivable, net                            322.8                 485.2
Inventories                                         511.5                 700.6
Other current assets                                140.0                 124.7
                                                  -------               -------
     Total current assets                         1,609.0               1,714.2

Property, plant, and equipment, net                 425.3                 496.7
Goodwill                                            191.8                 678.8
Other intangible assets                             324.9                 684.6
Prepaid pension cost                                142.3                 133.4
Other assets                                         35.0                  37.2
                                                  -------               -------
     Total assets                                $2,728.3              $3,744.9
                                                  =======               =======

Liabilities:
Accounts payable and accrued expenses            $  289.4              $  363.8
Accrued income taxes                                 48.5                  55.0
Dividends payable                                      --                  37.2
Short-term borrowings                               225.0                 875.8
Other current liabilities                             6.3                   5.9
                                                  -------               -------
     Total current liabilities                      569.2               1,337.7

Long-term debt                                      349.4                 369.3
Deferred income taxes                               132.8                 140.6
Accrued postretirement benefits                      77.5                  82.1
Other liabilities                                    36.3                  26.0
                                                  -------               -------
     Total liabilities                            1,165.2               1,955.7

Stockholders' equity                              1,563.1               1,789.2
                                                  -------               -------

Total liabilities and stockholders' equity       $2,728.3              $3,744.9
                                                  =======               =======

                                     (more)

                            Brown-Forman Corporation
                 Condensed Consolidated Statements of Cash Flows
                              (Dollars in millions)

                                                           Nine Months Ended
                                                              January 31,
                                                        2006              2007
                                                       ------            ------
Cash flows from operating activities:
   Continuing operations                               $265.2            $268.9
   Discontinued operations                              (21.8)              8.7
                                                       -------           -------
         Cash provided by operating activities          243.4             277.6

Cash flows from investing activities:
   Acquisition of businesses                               --          (1,045.5)
   Net (increase) decrease in short-term investments   (229.7)             10.1
   Proceeds from sale of discontinued operations        196.5                --
   Additions to property, plant, and equipment          (32.9)            (39.1)
   Other                                                  4.2             (17.3)
                                                       -------           -------
         Cash (used for) investing activities           (61.9)         (1,091.8)

Cash flows from financing activities:
   Net (decrease) increase in debt                      (30.0)            666.1
   Dividends paid                                       (94.0)           (106.1)
   Other                                                 13.8              31.8
                                                       -------           -------
         Cash (used for) provided by
          financing activities                         (110.2)            591.8

Effect of exchange rate changes
 on cash and cash equivalents                              --               1.5
                                                       -------           -------

Net increase (decrease) in cash and cash equivalents     71.3            (220.9)

Cash and cash equivalents, beginning of period          294.9             474.8
                                                       -------           -------
Cash and cash equivalents, end of period               $366.2            $253.9
                                                       =======           =======


                                     (more)

                            Brown-Forman Corporation
                           Continuing Operations Only
                            Supplemental Information
                 (Dollars in millions, except per share amounts)


                                                        Three Months Ended
                                                            January 31,
                                                    2006                  2007
                                                   ------                ------

Depreciation and amortization                       $10.3                 $11.7

Excise taxes                                       $132.8                $172.7

Effective tax rate                                  27.5%                 32.9%

Cash dividends paid per common share              $0.2800               $0.3025

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        122,116               122,964
   - Diluted                                      123,558               124,230


                                                         Nine Months Ended
                                                            January 31,
                                                    2006                  2007
                                                   ------                ------

Depreciation and amortization                       $31.4                 $31.8

Excise taxes                                       $345.9                $446.1

Effective tax rate                                  30.0%                 32.2%

Cash dividends paid per common share              $0.7700               $0.8625

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        122,027               122,810
   - Diluted                                      123,321               124,189


These figures have been prepared in accordance with the company's customary accounting practices.